Exhibit 99

CONTACT:

George R. Mahoney, Jr.

Executive Vice President

(704) 814-3252

http://www.familydollar.com

For Immediate Release

FAMILY DOLLAR REPORTS SALES AND EARNINGS

FOR THE FOURTH QUARTER AND FOR FISCAL 2004,
AND PLANS FOR FISCAL 2005

MATTHEWS, NC, September 30, 2004 - Family Dollar Stores, Inc. (NYSE: FDO), a discount store chain operating 5,481 stores in 44 states, reported that sales for the fourth quarter ended August 28, 2004, were $1,324.2 million, or 9.6% above sales of $1,208.5 million for the fourth quarter ended August 30, 2003. Net income was $43.0 million, or 9.9% below net income of $47.7 million for the fourth quarter of the prior fiscal year, and net income per diluted share decreased to $.26 from $.28.

Sales for the fifty-two weeks in the fiscal year ended August 28, 2004, were $5,281.9 million, or 11.2% above sales of $4,750.2 million for the fifty-two weeks in the fiscal year ended August 30, 2003.  Net income was $262.7 million for fiscal 2004, or 6.1% above net income of $247.5 million for fiscal 2003, and net income per diluted share increased to $1.53 from $1.43.

The sales gains in the fourth quarter are attributable to increased sales in existing stores and to sales from new stores opened as part of the Company’s store expansion program.  Sales in existing stores increased approximately 0.7% in the fourth quarter ended August 28, 2004, above the comparable period last year, including an increase of approximately 2.9% in sales of hardlines and a decrease of approximately 7.2% in sales of softlines. The customer count, as measured by the number of register transactions in existing stores, was at approximately the same level as in the fourth quarter of the prior year, and the average transaction increased approximately 0.5% to $8.70.

Sales in existing stores for comparable fifty-two week periods increased approximately 1.9%. This included an increase of approximately 3.2% in sales of hardlines and a decrease of approximately 2.5% in sales of softlines. In fiscal 2004, the customer count increased approximately 0.7% and the average transaction increased approximately 0.9% to $8.95.

The increase in total sales also is attributable to sales from new stores.  During the fourth quarter ended August 28, 2004, 203 new stores opened and 6 stores closed.  During the fiscal year, the Company opened 500 stores and closed 61 stores.  At the end of the fiscal year on August 28, 2004, 5,466 stores were operating in 44 states.

During the fourth quarter ended August 28, 2004, sales of basic consumable merchandise continued to be satisfactory.  However, sales of more discretionary merchandise, such as hanging apparel and domestics, were significantly below the Company’s plan.  This adverse mix shift and higher shrinkage levels resulted in a decrease in the gross profit margin as a percent to sales from 32.9% in the fourth quarter last year to 32.0% in the fourth quarter this year.  With sales below plan for the quarter, expenses as a percent to sales were deleveraged, increasing from 26.7% in the fourth quarter last year to 26.8% in the fourth quarter this year.  The deleverage of expenses was mitigated by the reduction of amounts previously accrued for bonus payments.

The gross profit margin as a percent to sales was 33.8% for both the fiscal year ended August 28, 2004, and the prior fiscal year, as lower merchandise markdowns were offset by a shift in the merchandise mix to more lower margin basic consumables and by increased shrinkage and freight costs.  Expenses as a percent to sales increased to 26.0% in the fiscal year ended August 28, 2004, from 25.6% in the prior fiscal year.  The approximate 1.9% increase in sales in existing stores in fiscal 2004 was below the Company’s plan, and with continued increases in insurance costs, including workers’ compensation, contributed to the deleveraging of expenses.

The Company’s inventories at the end of fiscal 2004 were approximately 5.5% higher on a per store basis than at the end of fiscal 2003.  The Company accelerated the flow of seasonal merchandise as part of the program to improve store level presentations and sales during the holiday period, and this accounted for approximately two-thirds of the increase.  As a result of conservative planning and the curtailment of some planned purchases, out-of- season apparel inventories at the end of fiscal 2004 were approximately 8% lower on a per store basis than at the end of fiscal 2003.

In commenting on fiscal 2004 and the Company’s plans for fiscal 2005, Howard R. Levine, Chairman and Chief Executive Officer, stated that:  “The

6.1% increase in net income in fiscal 2004 was achieved in a difficult economic environment for the Company’s low to low-middle income customer base. While we did not achieve our targeted net income growth, we did continue to reinvest in the business.  In fiscal 2004, 500 new stores were opened.  Good progress was made in the implementation of the multi-year “Store of the Future” project, including infrastructure investments so that our customers are able to use PIN-based debit cards in our stores.  We also completed the strategic assessment, concept testing and development of implementation plans for urban and cooler programs that will be key initiatives in fiscal 2005.  The Company maintained its strong financial position with no debt on the balance sheet.  Cash dividends declared per share of Common Stock increased by 13.8% - the 28th consecutive year of cash dividend increases.  We also repurchased about 5.6 million shares of Common Stock at a cost of about $176.7 million.”

Mr. Levine noted that:  “Family Dollar’s financial strength permits us to continue to invest in the Company’s future.  In fiscal 2005, our focus will be on initiatives that we believe will be the growth engines that will drive increases in sales and earnings.”

The four key initiatives in fiscal 2005 are:

•      Urban Initiative – Investments being made in process changes, technology and people will improve the operating performance of more than 1,000 high-volume stores in thirty large metropolitan markets.  This initiative is being rolled out in waves, with approximately 250 stores to be impacted in the first quarter.  It incorporates a number of “Store of the Future” components, including an automated hiring process and organizational changes to support a more mobile and flexible workforce.

•      “Treasure Hunt” Merchandise – Family Dollar’s basic assortment of merchandise is being supplemented by additional opportunistically purchased  goods.  These goods are designed to create more excitement in the stores throughout the year, with particular emphasis on the holiday season.  An advertising circular will be distributed in early November 2004 to generate additional sales.

•      Coolers – Beginning in January 2005 coolers for perishable food will be installed in selected stores.  By the end of the fiscal year in August 2005, the current plan is to have coolers in approximately 500 stores. The Company also plans to begin implementation by fiscal year-end of new point of sale software to facilitate the acceptance of food stamps in stores with coolers, simplify cashier training and speed up checkout processes.

•      New Stores – The Company will continue its aggressive store opening program.  Current plans are to open about 500 to 560 stores and close 60 to 70 stores, resulting in about 8% to 9% net new store growth and 9% to 10% net square footage growth.  Urban markets will continue to be the focus, with approximately 60% to 65% of the new stores expected to open in urban areas.

As these initiatives are implemented, the Company expects that increases in sales in existing stores will accelerate from the 0.7% increase in the fourth quarter of fiscal 2004 to increases in the 3% to 5% range later in the fiscal year.  As previously reported, the Company’s plan is for sales in existing stores in the five week period ending October 2, 2004, to be in a range from approximately the same level to up 2% from the similar period in the prior fiscal year.  Based on sales through September 29, the Company currently expects sales in existing stores to be within this range.

Funding of the initiatives will result in additional expenses and, accordingly, the Company’s plan is for net income per diluted share of Common Stock to be between $1.59 and $1.63 in fiscal 2005.  With sales increases in existing stores expected to be in the 3% to 5% range in the fourth quarter, the highest increase in net income should be in that quarter.  The most substantial investments are planned to occur in the third quarter and the additional expenses will adversely impact net income in that quarter.

Mr. Levine concluded that:  “Fiscal 2004 was a difficult year as the economy was not favorable for Family Dollar’s low and low-middle income customer base.  We are hopeful that energy prices will decrease, job creation numbers will increase and the economic health of our customer base will improve.  Those are issues we do not control.  We are addressing issues we do control.  Regardless of the economy, we are convinced that by focusing on the four key initiatives referred to above we will improve our Company’s operating performance and position Family Dollar for continued long-term profitable growth.”

Family Dollar will host a conference call on Thursday, September 30, 2004, at 10:00 A.M. ET to discuss the financial results for the fourth quarter and fiscal year ended August 28, 2004, and certain plans for the fiscal year ending August 27, 2005. If you wish to listen, please call 888-791-5525 for domestic USA calls and 773-756-4619 for international calls at least 10 minutes before the call is scheduled to begin.  A replay of the call will be available from about 1:00 P.M. ET, September 30, 2004, through October 7, 2004, by calling 800-234-2685 for domestic USA calls and 402-220-9688 for international calls.  There also will be a live webcast of the conference call that can be accessed at www.familydollar.com/investors.asp or by clicking on the webcast icon on the “Investors” page at www.familydollar.com   A replay of the webcast will be available at the same address after 2:00 P.M. ET, September 30, 2004.

Certain statements contained in this press release which are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements address the Company’s plans and activities or events which the Company expects will or may occur in the future.  A number of important factors could cause actual results to differ materially from those expressed in any forward-looking statements.  Such factors include, but are not limited to, competitive factors and pricing pressures, general economic conditions, the impact of acts of war or terrorism, changes in consumer demand and product mix, unusual weather that may temporarily impact sales, inflation, merchandise supply constraints, general transportation or distribution delays or interruptions, dependence on imports, changes in currency exchange rates, trade restrictions, tariffs, quotas, and freight rates, availability of real estate, costs and delays associated with building, opening and operating new distribution facilities and stores, costs, potential problems and achievement of results associated with the implementation of new programs, systems and technology, including supply chain systems, store technology, cooler installations and urban initiative programs, changes in food and energy prices and their impact on consumer spending and the Company’s costs, legal proceedings and claims, changes in shrinkage, changes in health care and other insurance costs, and the effects of legislation and regulations on wage levels and entitlement programs.  Consequently, all of the forward-looking statements made are qualified by these and other factors, risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release. The Company does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that projected results expressed or implied in such statements will not be realized.

The figures are as follows:

(In thousands, except per share amounts)

	Fourth Quarter Ended
	August 28, 2004	August 30, 2003

Net Sales	$1,324,248	$1,208,474

Cost of Sales	901,153	810,826

Gross Margin	423,095	397,648

Selling, General and Administrative Expenses	354,869	322,566

Income Before Income Taxes	68,226	75,082

Income Taxes	25,244	27,405

Net Income	42,982	47,677

Net Income Per Common Share-Basic	$.26	$.28

Average Shares-Basic	167,806	172,082

Net Income Per Common Share-Diluted	$.26	$.28

Average Shares-Diluted	168,260	173,314

Dividends Declared Per Common Share	$.08-1/2	$.07-1/2

	Fiscal Year Ended
	August 28, 2004	August 30, 2003

Net Sales	$5,281,888	$4,750,171

Cost of Sales	3,496,278	3,145,788

Gross Margin	1,785,610	1,604,383

Selling, General and Administrative Expenses	1,371,395	1,214,658

Income Before Income Taxes	414,215	389,725

Income Taxes	151,530	142,250

Net Income	262,685	247,475

Net Income Per Common Share-Basic	$1.54	$1.44

Average Shares-Basic	170,770	172,346

Net Income Per Common Share-Diluted	$1.53	$1.43

Average Shares-Diluted	171,624	173,354

Dividends Declared Per Common Share	$.33	$.29

Consolidated Balance Sheets

(In thousands, except share amounts)

	Fiscal Year Ended
	August 28, 2004	August 30, 2003
ASSETS
Current assets:
Cash and cash equivalents	$149,602	$206,731

Merchandise inventories	980,124	854,370

Deferred income taxes	77,341	61,769

Income tax refund receivable	1,304	—

Prepayments and other current assets	16,937	33,622

Total current assets	$1,225,308	$1,156,492

Property and equipment, net	926,514	812,123

Other assets	15,600	17,080

	$2,167,422	$1,985,695

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$476,144	$401,799

Accrued liabilities	237,407	192,861

Income taxes payable	—	671

Total current liabilities	713,551	595,331

Deferred income taxes	$93,471	$79,395

Commitments and contingencies

Shareholders’ equity:
Preferred stock, $1 par; authorized and unissued 500,000 shares
Common stock, $.10 par; authorized 600,000,000 shares	$18,767	$18,691

Capital in excess of par	106,853	87,457

Retained earnings	1,522,208	1,315,600

	1,647,828	1,421,748

Less common stock held in treasury, at cost	287,428	110,779

	1,360,400	1,310,969

	$2,167,422	$1,985,695

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